Tidal Trust II 485BPOS

Exhibit 99.(d)(ii)(v)

FIFTH AMENDMENT TO THE

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

This Fifth Amendment to the Investment Advisory Agreement (the “Amendment”) is made as of July 15, 2026, by and between TIDAL TRUST II (the “Trust”) and TIDAL INVESTMENTS LLC (the “Adviser”).

BACKGROUND:

A.	The Trust and the Adviser have entered into an Investment Advisory Agreement dated as of November 10, 2022 as amended to date (the “Agreement”) pursuant to which the Adviser is engaged by the Trust to serve as the investment adviser to each Fund identified on the then-current Schedule A to the Agreement.

B.	The Trust and the Adviser desire to amend and restate Schedule A to the Agreement to add new Fund(s). In particular, the parties desire to amend and restate Schedule A to add the following new Fund(s):

XFUNDS 1-3 Month BOX ETF

XFUNDS Growth Income ETF

XFUNDS Large Cap Income ETF

XFUNDS Technology Income ETF

XFUNDS Value Income ETF

C.	Section 21 of the Agreement allows for the amendment of the Agreement by a written instrument executed by both parties.

D.	This Background section and the Schedule attached to this Amendment are incorporated by reference into, and made a part of, this Amendment.

TERMS:

NOW, THEREFORE, intending to be legally bound, the parties agree as follows:

1.	The current Schedule A to the Agreement is hereby amended and restated in its entirety as set forth on the Amended and Restated Schedule A attached hereto.

2.	Miscellaneous.

a.	Capitalized terms not defined in this Amendment shall have the respective meanings set forth in the Agreement.

b.	Except as specifically amended by this Amendment, and except as necessary to conform to the intention of the parties herein above set forth, the Agreement shall remain unaltered and in full force and effect and is hereby ratified and confirmed.

c.	The Agreement, as amended hereby, together with its Amended and Restated Schedule A, constitutes the complete understanding and agreement of the parties with respect to the subject matter hereof and supersedes all prior communications with respect thereto. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The facsimile signature of any party to this Amendment shall constitute the valid and binding execution hereof by such party.

IN WITNESS WHEREOF, the parties have caused this Amendment to be signed by duly authorized representatives as of the date first set forth above.

TIDAL TRUST II		TIDAL INVESTMENTS, LLC
on behalf of its series listed on Amended and Restated Schedule A

By:	/s/Eric Falkeis	By:	/s/Jay Pestrichelli
Name:	Eric Falkeis	Name:	Jay Pestrichelli
Title:	Principal Executive Officer	Title:	Chief Trading Officer
Date:	7/28/2026	Date:	7/31/2026

Amended AND RESTATED

Schedule A

to the

TIDAL TRUST II

INVESTMENT ADVISORY AGREEMENT

with

TIDAL INVESTMENTS LLC

(July 15, 2026)

Fund Name	Advisory Fee
Nicholas Fixed Income Alternative ETF	0.95%
Nicholas Global Equity and Income ETF	0.90%
Nicholas Crypto Income ETF[1]	0.99%
Nicholas Gold Income ETF	0.99%
Nicholas Silver Income ETF	0.99%
Nicholas Nuclear Income ETF	0.99%
Nicholas Defense and Rare Earth Income	0.99%
Nicholas Bitcoin Tail ETF	0.95%
Nicholas Bitcoin and Treasuries AfterDark ETF	0.95%
XFUNDS Memory Income ETF	0.85%
XFUNDS 1-3 Month BOX ETF	0.99%
XFUNDS Growth Income ETF	0.75%
XFUNDS Large Cap Income ETF	0.75%
XFUNDS Technology Income ETF	0.75%
XFUNDS Value Income ETF	0.75%

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1 The advisory fee payable to the Adviser shall be reduced by 0.07% on any assets of the Nicholas Crypto Income ETF, up to $500 million AUM, that are invested in any underlying affiliated funds of the Nicholas Crypto Income ETF listed hereto in Amended and Restated Schedule A. For any assets over $500 million AUM, the advisory fee payable to the Adviser shall be reduced by 0.06%.